Exhibit 4.8

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of December 17, 2021, is made and entered into by and among Ermenegildo Zegna N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales (the “IIAC Sponsor”), the shareholders designated as Zegna Holders on Schedule A hereto (collectively, the “Zegna Holders”), and the shareholders designated as IIAC Holders on Schedule B hereto (collectively, the “IIAC Holders”, and together with the Zegna Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each individually a “Holder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Investindustrial Acquisition Corp., a Cayman Islands exempted company (“IIAC”), and EZ Cayman, a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Zegna Merger Sub”) have entered into that certain Business Combination Agreement, dated as of July 18, 2021 (the “Business Combination Agreement”), pursuant to which, at the Effective Time, Zegna Merger Sub merged with and into IIAC (the “IIAC Merger”), with IIAC continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, following the consummation of the Transactions, the Zegna Holders will own in the aggregate 155,820,000 ordinary shares, nominal value €0.02 per share, of the Company (“Company Ordinary Shares”);

WHEREAS, on the Closing Date, immediately prior to the Effective Time, Strategic Holding Group S.à r.l., an affiliate of the IIAC Sponsor (the “FPA Purchaser”), subscribed for and purchased 22,500,000 IIAC Class A Shares (the “Forward Purchase Shares”), pursuant to the Forward Purchase Agreement, dated as of November 18, 2020, by and between IIAC and the FPA Purchaser, as amended on July 26, 2021 in accordance with the terms of the Business Combination Agreement;

WHEREAS, prior to the consummation of the Transactions, the IIAC Class B Shares (the “Founder Shares”) and warrants to purchase IIAC Class A Shares held by the IIAC Sponsor were distributed to the members of the IIAC Sponsor (the “IIAC Sponsor Distribution”);

WHEREAS, prior to the consummation of the Transactions and following the IIAC Sponsor Distribution, the FPA Purchaser, Mr. Sergio Ermotti, Mr. Dante Roscini, Ms. Tensie Whelan, Audeo Advisors Limited and Mr. Jose Joaquin Guell Ampuero owned, in the aggregate, (i) 10,062,500 IIAC Class B Shares and (ii) 6,700,000 warrants to purchase IIAC Class A Shares (the “Sponsor Warrants”);

WHEREAS, in connection with the Transactions, the Founder Shares and Forward Purchase Shares were exchanged for a corresponding number of Company Ordinary Shares;

WHEREAS, in connection with the IIAC Merger, the Sponsor Warrants were exchanged for a corresponding number of warrants giving the holder thereof the right to purchase one Company Ordinary Share (the “Company Warrants”), subject to the same contractual terms and conditions as the Sponsor Warrants;

WHEREAS, IIAC, the IIAC Sponsor, Mr. Ermotti, Mr. Roscini and Ms. Whelan are parties to that certain Registration and Shareholder Rights Agreement, dated as of November 23, 2020 (the “Prior Agreement”); and

WHEREAS, in contemplation of the execution and delivery of this Agreement, the parties to the Prior Agreement desire to terminate the Prior Agreement effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer of the Company or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Applicable Law” shall mean all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “roadshow” or other marketing efforts involving the Company prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the recitals to this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” shall mean the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company Ordinary Shares” shall have the meaning given in the recitals to this Agreement.

“Company Warrants” shall have the meaning given in the recitals to this Agreement.

“Demanding Holder” shall have the meaning given in Section 2.1.3.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“FPA Purchaser” shall have the meaning given in the recitals to this Agreement.

“Forward Purchase Shares” shall have the meaning given in the recitals to this Agreement.

“Founder Shares” shall have the meaning given in the recitals to this Agreement.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, and any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.

“Holders” shall have the meaning given in the preamble to this Agreement.

“IIAC” shall have the meaning given in the recitals to this Agreement.

“IIAC Holders” shall have the meaning given in the preamble to this Agreement.

“IIAC Merger” shall have the meaning given in the recitals to this Agreement.

“IIAC Sponsor” shall have the meaning given in the preamble to this Agreement.

“Joinder Agreement” shall mean the joinder agreement in substantially the form and substance of Exhibit A attached hereto.

“Lock-Up Agreement” means the lock-up agreements entered into between the Company, the Zegna Holders and IIAC Holders on or around the date hereof.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Minimum Threshold” shall have the meaning given in Section 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act of 1933, as amended).

“Permitted Transferee” shall have the meaning given in the applicable Lock-Up Agreement.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prior Agreement” shall have the meaning given in the recitals to this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any issued and outstanding Company Ordinary Shares and any other Equity Securities of the Company (including the Company Warrants and any Company Ordinary Shares issued or issuable upon the exercise of such Company Warrants or Equity Securities of the Company) of the Company held by a Holder immediately following the Closing, including the Founder Escrowed Shares and the Forward Purchase Shares; (ii) any Company Ordinary Shares or Company Warrants (including any Company Ordinary Shares issued or issuable upon the exercise of such Company Warrants) otherwise acquired or owned by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the Commission, “Rule 144”) or are otherwise held by an “affiliate” (as defined in

Rule 144) of the Company; and (iii) any other Equity Security of the Company issued or issuable with respect to the Company Ordinary Shares referred to in clause (i) or (ii) by way of a share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, exchange of shares, merger or any similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C)such securities shall have ceased to be outstanding; (D) such securities could be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Offering, effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of the independent registered public accounting firm of the Company incurred specifically in connection with such Registration (including the expenses of any “comfort letters” required by or incident to such performance); and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Shelf Underwritten Offering not to exceed $100,000.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Related Proceeding” shall have the meaning given in Section 5.8.

“Requesting Holder” shall have the meaning given in Section 2.1.4.

“Resale Registration Statement” shall have the meaning given in Section 2.1.1.

“Rules” shall have the meaning given in Section 5.8.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Offering” shall mean a Shelf Underwritten Offering or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Shelf Underwritten Offering” shall have the meaning given in Section 2.1.3.

“Sponsor Warrants” shall have the meaning given in the recitals to this Agreement.

“Subsequent Registration Statement” shall have the meaning given in Section 2.1.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1.5.

“Zegna Holders” shall have the meaning given in the preamble to this Agreement.

“Zegna Merger Sub” shall have the meaning given in the recitals to this Agreement.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

2.1.1 Filing. The Company shall use commercially reasonable efforts to, as soon as practicable, but in any event within forty-five (45) calendar days after the Closing Date, file with the Commission a Registration Statement on Form F-1 (“Form F-1”) to permit the public resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) thirty (30) calendar days after the date on which the Form F-1 is filed (or ninety (90) calendar days if the Commission notifies the Company that it will “review” the Form F-1) and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Form F-1 will not be “reviewed” or will not be subject to further review. The Company shall use commercially reasonable efforts to convert the Form F-1 (and any Subsequent Registration Statement) to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”, and together with Form F-1 and any Subsequent Registration Statement, the “Resale Registration Statement”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf. The Company shall use commercially reasonable efforts to cause a Resale Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Registration Statement is continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Resale Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall (subject to Section 3.4) use commercially reasonable efforts to as promptly as is reasonably practicable cause such Resale Registration Statement to again become effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Resale Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Registration Statement or file an additional registration statement (a “Subsequent Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing). If a Subsequent Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Requests for Shelf Underwritten Offerings. Subject to Section 3.4, at any time and from time to time after the expiration of any lock-up to which a Holder’s shares are subject, if any, any Holder may request to sell all or a portion of its Registrable Securities in an Underwritten Offering (any such Holder a “Demanding Holder” and, collectively, the “Demanding Holders”) that is registered pursuant to the Resale Registration Statement, (a “Shelf Underwritten Offering”), provided that the Company shall only be obligated to effect a Shelf Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders(s) with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Threshold”). All requests for Shelf Underwritten Offerings shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering. The Company shall have the right to select the managing Underwriter or Underwriters for such Shelf Underwritten Offering, subject to the Demanding Holders’ approval (which shall not be unreasonably withheld, conditioned or delayed). Under no circumstances shall the Company be obligated to effect (i) more than three (3) Shelf Underwritten Offerings in the aggregate in respect of all Registrable Securities held by the Zegna Holders, or (ii) more than three (3) Shelf Underwritten Offerings in the aggregate in respect of all Registrable Securities held by the IIAC Holders. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Shelf Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3 Shelf, that is then available for such offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in a Shelf Underwritten Offering, advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Shelf Underwritten Offering (the “Requesting Holders”) (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares or other Equity Securities that the Company desires to sell and the Company Ordinary Shares or other Equity Securities of the Company, if any, that have been requested to be sold in such Shelf Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of Equity Securities of the Company that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Shelf Underwritten Offering, before including any Company Ordinary Shares or other Equity Securities proposed to be sold by the Company or by other holders of Company Ordinary Shares or other Equity Securities of the Company, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such

Shelf Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Shelf Underwritten Offering, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities; provided, however, that if the Board determines that an offering by the Company is in the best interests of the Company, then any Company Ordinary Shares or other Equity Securities proposed to be sold by the Company will be included in such Shelf Underwritten Offering in priority to any Registrable Securities proposed to be sold by the Demanding Holders and Requesting Holders (if any). To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Shelf Underwritten Offering, a majority-in-interest of the Demanding Holders initiating a Shelf Underwritten Offering shall have the right to withdraw from such Shelf Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and Underwriters of their intention to withdraw from such Shelf Underwritten Offering. If withdrawn, a demand for a Shelf Underwritten Offering shall constitute a demand for a Shelf Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.3, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Shelf Underwritten Offering (or, if there is more than one Demanding Holder, each Demanding Holder reimburses the Company for its pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that it has requested be included in such Shelf Underwritten Offering). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Offering prior to its withdrawal under this Section 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to this Section 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If at any time after the expiration of any lock-up to which a Holder’s shares are subject, if any, the Company or any Holder proposes to conduct a registered offering of, or the Company proposes to file a registration statement with respect to the registration of, Equity Securities of the Company, for its own account or for the account of the Company Shareholders (or by the Company and the Company Shareholders including, without limitation, a Shelf Underwritten Offering), other than a registration statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into or exchangeable for Equity Securities of the Company, (iv)

for a dividend reinvestment plan, (v) for a rights offering (including any rights offering with a backstop or standby commitment), (vi) for a Block Trade or (vii) for an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. Subject to Section 2.2.3, if the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Ordinary Shares or other Equity Securities that the Company desires to sell, taken together with (i) the Company Ordinary Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Ordinary Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other Equity Securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each

Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other Equity Securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other Equity Securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other Equity Securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities (provided, that if the Board determines that an offering by the Company is in the best interests of the Company, then any Company Ordinary Shares or other Equity Securities proposed to be sold by the Company will be included in such Registration or registered offering in priority to any Registrable Securities proposed to be sold by the Holders (if any)); and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Ordinary Shares or other Equity Securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.4.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from a Shelf Underwritten Offering, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Resale Registration Statement) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For the avoidance of doubt, any Piggyback Registration effected pursuant to this Section 2.2 shall not be counted as a Registration pursuant to a Shelf Underwritten Offering effected under Section 2.1.3.

Section 2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article 2, but subject to Section 3.4, at any time and from time to time when an effective Resale Registration Statement is on file with the Commission, if a Holder wishes to engage in (a) a Block Trade or (b) Other Coordinated Offering, in each case with a total offering price reasonably expected to exceed the Minimum Threshold and notifies the Company at least five (5) Business Days prior to the day such offering is to commence, then the Company shall use commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that the Holders wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents prior to making any such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 The participating Holders in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering, subject to the reasonable approval by the Company (in each case, which shall consist of one or more reputable nationally recognized investment banks). The Company shall not be required to include any Registrable Securities in a Block Trade or Other Coordinated Offering unless the participating Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters and complete and execute all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting.

2.3.3 Under no circumstances shall the Company be obligated to effect more than two (2) Block Trades or Other Coordinated Offerings in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for a Shelf Underwritten Offering pursuant to Section 2.1.3.

ARTICLE 3

COMPANY PROCEDURES

Section 3.1 General Procedures. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Article 2, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1 (to the extent applicable), a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement; provided, however, that the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to Applicable Law;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent, or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.3, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriters in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders; provided, however, that if, at the time of a withdrawal pursuant to Section 2.1.5, the withdrawing Demanding Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the withdrawing Demanding Holders at the time of their request pursuant to Section 2.1.3 and have withdrawn the request with reasonable promptness after learning of such information, then the withdrawing Demanding Holders shall not be required to pay any of such expenses.

Section 3.3 Requirements for Participation in Registration Statements in Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, the Underwriters, or broker, placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary or advisable to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other offering for Equity Securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus may contain a Misstatement, each of the Holders shall forthwith discontinue offers and sales of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 (i) At any time the Company is required to file a post-effective amendment to a Registration Statement and the Commission has not declared such amendment effective, or (ii) if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of information (e.g. compensation data, financial statements etc.) that is unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is in the Company’s best interest to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in no event more than sixty (60) consecutive calendar days; provided, however, that the Company may not invoke this right more than one hundred twenty (120) calendar days in the aggregate in any twelve (12) month period (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.2.

3.4.3 During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or if Holders have requested a Shelf Underwritten Offering pursuant to Section 2.1.3 and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.3 or Section 2.3. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, will use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided, that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification and Contribution.

4.1.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment (acting in good faith) a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party (acting in good faith) a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.4 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.4 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.4 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Other Registration Rights. The parties hereto that were parties to the Prior Agreement hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

Section 5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. This Agreement and the rights, duties and obligations of a Holder hereunder may not be assigned or transferred by such Holder in whole or in part; provided, however, that this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees (and such transferee or assignee shall be deemed to be a member of any of the above mentioned groups to which the transferor belonged).

5.2.3 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Section 5.2.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.5 hereof and (ii) the written agreement of the assignee in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 5.4 Term. This Agreement shall terminate upon the earlier of (i) the date as of which no Registrable Securities remain outstanding; (ii) the dissolution, liquidation, or winding up of the Company; or (iii) upon the unanimous agreement of the Holders. The provisions of Article 4 shall survive any termination of this Agreement.

Section 5.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

if to the Company, to:

Ermenegildo Zegna N.V.

Via Savona 56/a

20144 Milan

Italy

Attention: Delphine Gieux

Email: [***]

with copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller

Email: millersc@sullcrom.com

and, if to any Holder, at such Holder’s address set forth on the Holder’s signature page hereto.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto as provided in this Section 5.5.

Section 5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

Section 5.8 Arbitration. Each of the parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each a “Related Proceeding”) shall be finally resolved by binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre (the “Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the Rules. The seat of the arbitration shall be in Geneva, Switzerland. Each arbitrator must be (a) an attorney with significant experience with complex cross-border commercial transactions with appropriate experience in New York contract law and (b) neutral and independent of each party. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any Person, except the parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 5.8, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 5.8 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 5.9 Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (k) all references to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (l) reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 5.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 5.11 Equitable Remedies. Each party acknowledges that the other parties would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 5.12 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

Section 5.13 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 5.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ERMENEGILDO ZEGNA N.V.

By:	/s/ Ermenegildo Zegna di Monte Rubello
Name:	Ermenegildo Zegna di Monte Rubello
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

ZEGNA HOLDERS:

[ENTITY ZEGNA HOLDERS]

By:
Name:
Title:

Address:

[INDIVIDUAL ZEGNA HOLDERS]

Address:

[Signature Page to Registration Rights Agreement]

INVESTINDUSTRIAL ACQUISITION CORP. L.P. ACTING BY ITS GENERAL PARTNER, ACQUISITION CORP. GP LIMITED

By:	/s/ Marc Harris
Name: Marc Harris
Title: Director

Address:[***]

[Signature Page to Registration Rights Agreement]

IIAC HOLDERS:

STRATEGIC HOLDING GROUP S.À R.L.

By:	/s/ Marvin Martins
Name: Marvin Martins
Title: Managers

Address: [***]

SERGIO ERMOTTI

/s/ Sergio Ermotti

Address: [***]

DANTE ROSCINI

/s/ Dante Roscini

Address: [***]

TENSIE WHELAN

/s/ Tensie Whelan

Address: [***]

[Signature Page to Registration Rights Agreement]

AUDEO ADVISORS LIMITED

By:	/s/ Alessandro Tomé
Name: Alessandro Tomé
Title: Director

Address: [***]

JOSE JOAQUIN GUELL AMPUERO

/s/ Jose Joaquin Guell Ampuero

Address: [***]

[Signature Page to Registration Rights Agreement]

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of December 17, 2021 (as the same may be amended from time to time, the “Registration Rights Agreement”) among the Company, the IIAC Holders and the Zegna Holders (as defined therein).

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Registration Rights Agreement as of the date hereof and shall have all of the rights and obligations of the Holder from whom it has acquired the Company Ordinary Shares or Equity Securities of the Company, as applicable, (to the extent permitted by the Registration Rights Agreement) as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: , 20[ ]

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address:

A-1

SCHEDULE A

ZEGNA HOLDERS

[                                             ]

SCHEDULE B

IIAC HOLDERS

[                                             ]